Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

U.S. CONCRETE, INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

U.S. Concrete, Inc.

ARTICLE II

The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801; and the name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”) or any successor statute.

ARTICLE IV

Section 1. The Corporation shall be authorized to issue one thousand (1,000) shares of capital stock, all of which 1,000 shares shall be shares of common stock, par value $0.01 per share (the “Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of the Common Stock shall have one vote and the Common Stock shall vote together as a single class.

ARTICLE V

Any one or more directors may be removed, with or without cause, by the vote or written consent of the holders of a majority of the issued and outstanding shares of capital stock of the Corporation entitled to be voted in the election of directors.

ARTICLE VI

In furtherance and not in limitation of those powers conferred by law, the board of directors of the Corporation (the “Board of Directors”) is expressly authorized and empowered to make, alter and repeal the by-laws of the Corporation (the “By-Laws”).

ARTICLE VII

Meetings of the stockholders shall be held at such place, within or without the State of Delaware as may be designated by, or in the manner provided in, the By-Laws or, if not so designated, at the registered office of the Corporation in the State of Delaware. Elections of directors need not be by written ballot unless and to the extent that the By-Laws so provide.

ARTICLE VIII

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereinafter prescribed by law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VIII.

ARTICLE IX

No director of the Corporation will be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing provisions will not eliminate or limit the liability of a director (a) for any breach of that director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (d) for any transactions from which that director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, will be limited to the fullest extent permitted by that law, as so amended. Any repeal or modification of this Article Ninth by the stockholders of the Corporation will be prospective only and will not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of that repeal or modification.